As filed with the U.S. Securities and Exchange Commission on December 21, 2023.

Registration No. 333-____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RIOT PLATFORMS, INC.

(Exact name of registrant, as specified in its charter)

Nevada	84-1553387
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3855 Ambrosia Street, Suite 301, Castle Rock, CO	80109
(Address of principal executive offices)	(Zip Code)

2019 Equity Incentive Plan,

as amended

(Full title of the plan)

William Jackman

Executive Vice President and General
Counsel
3855 Ambrosia Street, Suite 301,
Castle Rock, CO 80109

(Name and address of agent for service)

(303) 794-2000

(Telephone number of agent for service)

With copy to:

Scott Y. MacTaggart
Lewis Roca Rothgerber Christie LLP
3993 Howard Hughes Parkway, Suite 600
Las Vegas, NV 89169
Phone: (702) 474-2610

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SECURITIES PURSUANT TO GENERAL INSTRUCTION E OF FORM S-8

Riot Platforms, Inc., a Nevada corporation, (“Riot,” the “Registrant,” the “Company,” “we,” “us” or “our”) is filing this registration statement on Form S-8 (this “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) to register the issuance of up to an additional 13,000,000 shares of Riot’s common stock, no par value per share, (“Common Stock”) reserved for issuance with respect to equity awards made under the Company’s 2019 Equity Incentive Plan, as amended (the “2019 Equity Plan”). These 13,000,000 additional shares of Common Stock have been reserved for issuance under the 2019 Equity Plan pursuant to the Fifth Amendment to the 2019 Equity Plan, as approved by the Registrant’s stockholders, as of December 14, 2023, at a special meeting of Riot’s stockholders held on that date.

This is the fifth (5th) registration statement on Form S-8 filed with the SEC with respect to issuances of Common Stock pursuant to equity awards made under the 2019 Equity Plan, including the following prior registration statements (collectively, the “Prior Registration Statements”): (i) the Registration Statement on Form S-8 (File No. 333-235355) filed with the SEC on December 5, 2019 to register the issuance of up to 3,930,603 shares of Common Stock (including 330,603 shares of Common Stock originally reserved for issuance under the Registrant’s former employee equity incentive plan, which, by the terms of the 2019 Equity Plan, became available for issuance under the 2019 Equity Plan upon its adoption); (ii) the Registration Statement on Form S-8 (File No. 333-261086) filed with the SEC on November 15, 2021 to register, pursuant to General Instruction E of Form S-8, the issuance of up to 7,900,000 additional shares of Common Stock reserved for issuance with respect to equity awards made under the 2019 Equity Plan pursuant to the first and second amendments to the 2019 Equity Plan; (iii) the Registration Statement on Form S-8 (File No. 333-267567) filed with the SEC on September 23, 2022 to register, pursuant to General Instruction E of Form S-8, the issuance of up to 10,000,000 additional shares of Common Stock reserved for issuance with respect to equity awards made under the 2019 Equity Plan pursuant to the third amendment to the 2019 Equity Plan; and (iv) the Registration Statement on Form S-8 (File No. 333-273235) filed with the SEC on July 13, 2023 to register, pursuant to General Instruction E of Form S-8, the issuance of up to 4,000,000 additional shares of Common Stock reserved for issuance with respect to equity awards made under the 2019 Equity Plan pursuant to the fourth amendment to the 2019 Equity Plan. The Prior Registration Statements are currently effective.

This Registration Statement relates to securities of the same class as those to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E of Form S-8 regarding the registration of additional securities relating to an employee benefit plan. Accordingly, pursuant to General Instruction E of Form S-8, the Registrant hereby incorporates by reference into and makes a part of this Registration Statement the contents of the Prior Registration Statements relating to the 2019 Equity Plan, including periodic reports that the Registrant filed after the Prior Registration Statements became effective to maintain current information about the Registrant, except as amended by this Registration Statement and later periodic reports filed by the Registrant after this Registration Statement becomes effective.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Information required by Part I of Form S-8 will be contained in Section 10(a) prospectus(es) to be delivered to participants in the 2019 Equity Plan and is omitted from this Registration Statement pursuant to Rule 428 of the Securities Act. The documents containing information specified in Part I will be sent or delivered to the participants in the 2019 Equity Plan as required by Rule 428(b) of the Securities Act. Such documents are not being filed with the SEC as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this Registration Statement. Information that is incorporated by reference herein is considered to be part of this Registration Statement and you should read it with the same care that you read this Registration Statement. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this Registration Statement, and will be considered to be a part of this Registration Statement from the date those documents are filed. The Registrant hereby incorporates herein by reference the following documents filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on March 2, 2023;

●
Our Quarterly Reports on Form 10-Q filed with the SEC on: May 10, 2023, for the period ended March 31, 2023; August 9, 2023, for the period ended June 30, 2023; and November 8, 2023, for the period ended September 30, 2023;

●	Our Current Reports on Form 8-K (excluding any reports or portions thereof that are deemed to be furnished and not filed, as provided therein) filed with the Commission on: January 3, 2023; February 1, 2023; March 2, 2023; May 22, 2023; June 1, 2023; and June 30, 2023 (excluding Item 5.05 and Exhibit 99.1); July 19, 2023; August 9, 2023 (excluding Items 2.02 and 7.01 and Exhibits 99.1 and 99.2); December 6, 2023 (excluding Items 7.01 and 8.01 and Exhibits 99.1, 99.2, and 99.3); and December 20, 2023;
●	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) since January 1, 2023 (other than information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules); and
●	The description of our common stock contained in our registration statement on Form 8-A, filed pursuant to Section 12(b) of the Exchange Act on August 27, 2007, including any amendment or report filed for the purpose of updating that description; and description of securities filed on March 2, 2023, as Exhibit 4.18 on Form 10-K.

In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information therein deemed to have been furnished and not filed in accordance with SEC rules, unless specifically incorporated by reference into this registration statement) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein. All such incorporated documents shall be deemed to be a part of this registration statement from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated into this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Revised Statutes. As a Nevada corporation, the Company is subject to the provisions of the Nevada Revised Statutes (the “NRS”).

NRS Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted themselves in good faith and reasonably believe that their conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful. Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that they believe they have met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our Articles of Incorporation provide that our officers and directors shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding related to their service as an officer or director. Such right of indemnification shall be a contractual right which may be enforced in any manner desired by such person. Registrant shall pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by us. Such right of indemnification shall not be exclusive of any other right which such directors or officers may have or hereafter acquire. The indemnification provided in our Articles of Incorporation shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Our Articles of Incorporation also provide that we may adopt bylaws to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and that we may purchase and maintain insurance on behalf of any of our officers and directors. Our Bylaws provide that a director or officer shall have no personal liability to us or our stockholders for damages for breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the payment of dividends in violation of NRS Section 78.300. We also maintain general liability and directors’ and officers’ insurance policies that cover certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Further, we have entered into employment agreements with our executives which contain provisions requiring us to indemnify our executives from certain liabilities arising in the course of their employment with us, and we may enter into similar indemnification agreements with each of our directors, executive officers, and certain of our other employees in the future. Subject to limitations established under applicable Nevada law, federal securities laws, our Articles of incorporation, and our Bylaws, these indemnification agreements may require us, among other things, to indemnify our directors and executive officers for certain expenses and against certain liabilities including, among other things, attorneys’ fees, judgments, fines, and settlement amounts actually and reasonably paid or incurred by such director or officer in any action, suit, or proceeding arising out of their services as a director or officer or any other company or enterprise to which the person provides services at our request. Subject to certain exceptions for breaches of fiduciary duty by such persons as described in the foregoing, these indemnification agreements will also require us to advance certain expenses (including attorneys’ fees and disbursements) actually and reasonably paid or incurred by these persons in advance of the final disposition of the action, suit, or proceeding. We believe these indemnification agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

These limitations of liability do not alter director or officer liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit No.	Exhibit Description	Incorporated by Reference from:
		Form	File No.	Exhibit No.	Filing Date
4.1	Articles of Incorporation	8-K	001-33675	3.1	September 25, 2017
4.2	Amendment to the Articles of Incorporation of Riot Blockchain, Inc. dated November 21, 2022	8-K	001-33675	3.1	November 23, 2022
4.3	Articles of Merger between Riot Blockchain, Inc. and Riot Platforms, Inc.	8-K	001-33675	3.1	January 3, 2023
4.4	Amended and Restated Bylaws of Riot Platforms, Inc.	8-K	001-33675	3.1	June 30, 2023
4.5	2019 Equity Plan	S-8	333-235355	4.5	December 5, 2019
4.6	First Amendment to the 2019 Equity Plan	S-8	333-261086	4.5	November 15, 2021
4.7	Second Amendment to the 2019 Equity Plan	S-8	333-261086	4.6	November 15, 2021
4.8	Third Amendment to the 2019 Equity Plan	S-8	333-267567	4.7	September 23, 2022
4.9	Fourth Amendment to the 2019 Equity Plan	8-K	001-33675	4.1	June 30, 2023
4.10	Fifth Amendment to the 2019 Equity Plan	8-K	001-33675	4.1	December 20, 2023
4.11	Form of Time-Based Restricted Stock Unit Award Agreement	S-8	333-261086	4.7	November 15, 2021
4.12	Form of Performance-Based Restricted Stock Unit Award Agreement	8-K	001-33675	10.1	August 16, 2021
4.13	Form of Service-Based Restricted Stock Award Agreement	8-K	001-33675	10.3	October 3, 2022
4.14	Form of Performance-Based Restricted Stock Award Agreement	8-K	001-33675	10.2	October 3, 2022
4.15	Form of LTIP Award Agreement	8-K	001-33675	10.1	July 19, 2023
5.1	Opinion of Lewis Roca Rothgerber Christie LLP	*	*	*	*
23.1	Consent of Marcum LLP	*	*	*	*
23.2	Consent of Lewis Roca Rothgerber Christie LLP (contained in Exhibit 5.1)	*	*	*	*
23.3	Power of Attorney (signature page of this Registration Statement)	*	*	*	*
107	Filing Fee Table	*	*	*	*

*filed herewith.

ITEM 9. UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that: paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5)

That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)

The Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The Registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 21, 2023

Dated: December 21, 2023	Riot Platforms, Inc.

	By:	/s/ Colin Yee
Colin Yee
Chief Financial Officer
(Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the registrant and each person whose signature appears below constitutes and appoints Jason Les, Colin Yee, and William R. Jackman, and each of them, their true and lawful attorney-in-fact and agents, with full power to act with or without the others and with full power of substitution and re-substitution, in any and all capacities, to execute on behalf of the undersigned and file any and all amendments (including post-effective amendments) to this registration statement on Form S-8, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Jason Les	Chief Executive Officer (Principal Executive Officer) and Director	December 21, 2023
Jason Les

/s/ Colin Yee	Chief Financial Officer (Principal Financial Officer)	December 21, 2023
Colin Yee

/s/ Benjamin Yi	Executive Chairman (Director)	December 21, 2023
Benjamin Yi

/s/ Hannah Cho	Director	December 21, 2023
Hannah Cho

/s/ Hubert Marleau	Director	December 21, 2023
Hubert Marleau

/s/ Lance D’Ambrosio	Director	December 21, 2023
Lance D’Ambrosio